EXHIBIT 4.1

NEITHER THESE WARRANTS NOR THE COMMON STOCK ISSUABLE UPON EXERCISE OF THESE WARRANTS HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

4,770,000 Warrants	July 9, 2006

NATURALNANO INC.

WARRANTS

NaturalNano Inc., a Nevada corporation (“NaturalNano”), certifies that, for value received, SBI Brightline XIII LLC (“SBI”), or registered assigns (the “Holder”), is the owner of Four Million Seven Hundred Seventy Thousand (4,770,000) Warrants of NaturalNano (the “Warrants”). Each Warrant entitles the Holder to purchase from NaturalNano at any time prior to the Expiration Date (as defined below) one share of the common stock of NaturalNano (the “Common Stock”) for the per share prices set forth on Schedule I, which is attached hereto and made part hereof (the “Exercise Price”), on the terms and conditions hereinafter provided. The Exercise Price and the number of shares of Common Stock purchasable upon exercise of each Warrant are subject to adjustment as provided in this Certificate.

1. Expiration Date; Exercise

1.1 Expiration Date. The Warrants shall expire on March 30, 2009 (the “Expiration Date”).

1.2 Manner of Exercise. The Warrants are exercisable by delivery to NaturalNano of the following (the “Exercise Documents”): (a) this Certificate (b) a written notice of election to exercise the Warrants; and (c) payment of the Exercise Price by certified check, wire transfer of funds or cashless exercise. Within three business days following receipt of the foregoing, NaturalNano shall execute and deliver to the Holder: (a) a certificate or certificates representing the aggregate number of shares of Common Stock purchased by the Holder, and (b) if less than all of the Warrants evidenced by this Certificate are exercised, a new certificate evidencing the Warrants not so exercised.

1.3 Warrant Exercise Limitation. Notwithstanding any other provision of this Agreement, if as of the date of exercise NaturalNano has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, Holder may not exercise Warrants under this Section 1 to the extent that immediately following such exercise Holder would beneficially own 5% or more of the outstanding Common Stock of NaturalNano. For this purpose, a representation of the Holder that following such exercise it would not beneficially own 5% or more of the outstanding Common Stock of NaturalNano shall be conclusive and binding upon NaturalNano unless the number of shares of Common Stock for which the Holder seeks to exercise Warrants would themselves represent 5% or more of the outstanding Common Stock of NaturalNano following such exercise.

2. Adjustments of Exercise Price and Number and Kind of Conversion Shares

2.1 In the event that NaturalNano shall at any time hereafter (a) pay a dividend in Common Stock or securities convertible into Common Stock; (b) subdivide or split its outstanding Common Stock; (c) combine its outstanding Common Stock into a smaller number of shares; then the number of shares to be issued immediately after the occurrence of any such event shall be adjusted so that the Holder thereafter may receive the number of shares of Common Stock it would have owned immediately following such action if it had exercised the Warrants immediately prior to such action and the Exercise Price shall be appropriately adjusted to reflect such proportionate increases or decreases in the number of shares.

2.2 In case of any reclassification, capital reorganization, consolidation, merger, sale of all or substantially all of NaturalNano’s assets or any other change in the Common Stock of NaturalNano, other than as a result of a subdivision, combination, or stock dividend provided for in Section 2.1 (any of which, a “Change Event”), then, as a condition of such Change Event, lawful provision shall be made, and duly executed documents evidencing the same from NaturalNano or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of the Warrants to purchase, at a total price equal to that payable upon the exercise of the Warrants, the kind and amount of shares of stock and other securities and property receivable in connection with such Change Event by a holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to such Change Event. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per share payable hereunder, provided the Exercise Price for all the Warrants shall remain the same. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, capital reorganizations, mergers, consolidations, sales or other transfers.

3. Reservation of Shares. NaturalNano shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock as shall from time to time be issuable upon exercise of the Warrants. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to permit the exercise of the Warrants, NaturalNano shall promptly seek such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4. Certificate as to Adjustments. In each case of any adjustment in the Exercise Price, or number or type of shares issuable upon exercise of these Warrants, the Chief Financial Officer of NaturalNano shall compute such adjustment in accordance with the terms of these Warrants and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the adjusted Exercise Price. NaturalNano shall promptly send (by facsimile and by either first class mail, postage prepaid or overnight delivery) a copy of each such certificate to the Holder.

5. Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to NaturalNano of the ownership of and the loss, theft, destruction or mutilation of this Certificate, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of these Warrants, NaturalNano will execute and deliver in lieu thereof a new Certificate of like tenor as the lost, stolen, destroyed or mutilated Certificate.

6. Representations and Warranties of NaturalNano. NaturalNano hereby represents and warrants to Holder that:

6.1 Due Authorization. All corporate action on the part of NaturalNano, its officers, directors and shareholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of NaturalNano under, these Warrants, and (b) the authorization, issuance, reservation for issuance and delivery of all of the Common Stock issuable upon exercise of these Warrants, has been duly taken. These Warrants constitute a valid and binding obligation of NaturalNano enforceable in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

6.2 Organization. NaturalNano is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as currently proposed to be conducted.

6.3 Valid Issuance of Stock. Any shares of Common Stock issued upon exercise of the Warrants in accordance with their terms will be duly and validly issued, fully paid and non-assessable without any preemptive or similar rights relating or with respect thereto or resulting therefrom.

6.4 Governmental Consents. All consents, approvals, orders, authorizations or registrations, qualifications, declarations or filings with any federal or state governmental authority on the part of NaturalNano required in connection with the issuance of the Warrants have been obtained.

7. Representations and Warranties of SBI. SBI, and any subsequent holder of Warrants, by its acceptance hereof, represents and warrants to NaturalNano that:

7.1 It is acquiring the Warrants for its own account, for investment purposes only.

7.2 It understands that an investment in the Warrants and in the shares of Common Stock issuable upon exercise of the Warrants involves a high degree of risk, and it has the financial ability to bear the economic risk of this investment in the Warrants and such shares, including a complete loss of such investment. It has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

7.3 It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Warrants and in the shares of Common Stock issuable upon exercise of the Warrants and in protecting its own interest in connection with such transactions.

7.4 It understands that neither the Warrants nor the shares of Common Stock issuable upon exercise of the Warrants have been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws. It is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer on the Warrants and on the shares of Common Stock issuable upon exercise of the Warrants may result in it being required to hold the Warrants or such shares for an indefinite period of time.

7.5 It agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, “Transfer”) any of the Warrants or any of the shares of Common Stock issuable upon exercise of the Warrants except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to NaturalNano any such Transfer would not be exempt from the registration and prospectus delivery requirements of the Securities Act, NaturalNano may require the Holder and the contemplated transferee to furnish NaturalNano with letters setting forth such information and agreements as may be reasonably requested by NaturalNano to ensure compliance with the Securities Act.

8. Notices of Record Date

In the event:

8.1 NaturalNano shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of these Warrants), for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities or to receive any other right; or

8.2 of any consolidation or merger of NaturalNano with or into another corporation, any capital reorganization of NaturalNano, any reclassification of the capital stock of NaturalNano, or any conveyance of all or substantially all of the assets of NaturalNano to another corporation in which holders of NaturalNano’s stock are to receive stock, securities or property of another corporation; or

8.3 of any voluntary dissolution, liquidation or winding-up of NaturalNano; or

8.4 of any redemption or conversion of all outstanding Common Stock;

then, and in each such case, NaturalNano will mail or cause to be mailed to the Holder a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities as at the time are receivable upon the exercise of these Warrants), shall be entitled to exchange their shares of Common Stock (or such other stock or securities), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. NaturalNano shall use all reasonable efforts to ensure such notice shall be delivered at least five days prior to the date therein specified.

9.  Cashless Exercise.

9.1 Definitions. For purposes of this Section 9, the following term shall have the meanings set forth below:

9.1.1 “Market Price” as of any date, (i) means the average of the last reported sale prices for the shares of Common Stock on the Over the Counter Bulletin Board (the "OTCBB") for the five (5) trading days immediately preceding such date as reported by Bloomberg Financial Markets or an equivalent reliable reporting service mutually acceptable to and hereafter designated by the holder of this Warrant and NaturalNano ("Bloomberg"), or (ii) if the OTCBB is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by (a) the Board of Directors of the NaturalNano or, at the option of a majority-in-interest of the holders of the outstanding Warrants by (b) an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the NaturalNano. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

9.2  Cashless Exercise. Notwithstanding anything to the contrary contained in this Warrant, this Warrant may be exercised by presentation and surrender of this Warrant to NaturalNano at its principal executive offices with a written notice of the holder's intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Warrant for that number of shares of Common Stock determined by multiplying the number of shares of common stock to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock.

10. Nontransferability. Without the consent of NaturalNano., SBI may not sell or transfer any Warrants to any person other than to a director, officer, employee, manager or affiliate of SBI (or a person controlled by one or more directors, officers, employees, managers or affiliates of SBI) or to a person or entity that assists SBI in providing services to NaturalNano.

11. Severability. If any term, provision, covenant or restriction of these Warrants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of these Warrants shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12. Notices. All notices, requests, consents and other communications required hereunder shall be in writing and shall be effective when delivered or, if delivered by registered or certified mail, postage prepaid, return receipt requested, shall be effective on the third day following deposit in United States mail: to the Holder, at SBI Brightline XIII LLC, 610 Newport Center Drive, Newport Beach, CA 92660; and if addressed to NaturalNano, at NaturalNano Inc., 150 Lucius Gordon Drive, West Henrietta, NY 14586, or such other address as Holder or NaturalNano may designate in writing.

13. No Rights as Shareholder. The Holder shall have no rights as a shareholder of NaturalNano with respect to the shares issuable upon exercise of the Warrants until the receipt by NaturalNano of all of the Exercise Documents.

NaturalNano Inc. By: /s/ Kathleen A. Browne Kathleen A. Browne, Chief Financial Officer

Agreed to and accepted by:
SBI Brightline XIII, LLC

By:  /s/ Shelly Singhal

Shelly Singhal, Manager

EXHIBIT “A”
NOTICE OF EXERCISE
(To be signed only upon exercise of the Warrants)

To: NaturalNano Inc.

The undersigned hereby elects to purchase shares of Common Stock (the “Warrant Shares”) of NaturalNano Inc. (“NaturalNano”), pursuant to the terms of the enclosed warrant certificate (the “Certificate”). The undersigned tenders herewith payment of the exercise price pursuant to the terms of the Certificate.

The undersigned hereby represents and warrants to, and agrees with, NaturalNano as follows:

1. Holder is acquiring the Warrant Shares for its own account, for investment purposes only and not with a view to distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”).

2. Holder understands that an investment in the Warrant Shares involves a high degree of risk, and Holder has the financial ability to bear the economic risk of this investment in the Warrant Shares, including a complete loss of such investment. Holder has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

3. Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Warrant Shares and in protecting its own interest in connection with this transaction.

4. Holder understands that the issuance of the Warrant Shares to Holder has not been registered under the Securities Act or under any state securities laws. Holder is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer on the Warrant Shares may result in Holder being required to hold the Warrant Shares for an indefinite period of time unless the transfer by Holder is registered under the Securities Act.

5. Holder agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, “Transfer”) any of the Warrant Shares except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to NaturalNano any Transfer of the Warrant Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, NaturalNano may require the contemplated transferee to furnish NaturalNano with an investment letter setting forth such information and agreements as may be reasonably requested by NaturalNano to ensure compliance by such transferee with the Securities Act.

Each certificate evidencing the Warrant Shares will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE EXERCISED, SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

6. Immediately following this exercise of Warrants, if as of the date of exercise NaturalNano has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, the undersigned will not beneficially own five percent (5%) or more of the then outstanding Common Stock of NaturalNano (based on the number of shares outstanding set forth in the most recent periodic report filed by NaturalNano with the Securities and Exchange Commission and any additional shares which have been issued since that date of which Holder is aware have been issued).

Number of Warrants Exercised: ______________

Dated: ____________________

____________________________________

Schedule I

Number of Shares	Exercise Price
The first 1,200,000 shares	$.75
The next 895,000 shares	$.90
The next 895,000 shares	$1.05
The next 890,000 shares	$1.20
The next 890,000 shares	$1.30